EXHIBIT 3.4

                        ODYSSEY MARINE EXPLORATION, INC.

                      AMENDED CERTIFICATE OF DESIGNATION

                   FOR SERIES C CONVERTIBLE PREFERRED STOCK


     ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the
"Corporation"), hereby certifies to the Secretary of State of the State of Nevada as follows:

     FIRST: This Amended Certificate of Designation is amending the Certificate of Designation that was filed on September 10, 2002, by correcting the name of the corporation which is the issuer of the common stock into which the Series C Convertible Preferred Stock may be converted. No shares of Series C Convertible Preferred Stock have yet been issued.

     SECOND: That the Board of Directors of the Corporation at a meeting held on September 9, 2002, pursuant to Article IV of the Articles of Incorporation, adopted resolutions approving, proposing and declaring advisable, the establishment of a series of preferred stock of the Corporation in the form of this Certificate of Designation. The resolutions establishing the Series C Convertible Preferred Stock are as follows:

     RESOLVED: There is hereby established a series of Preferred Stock of the Corporation designated "Series C Convertible Preferred Stock," par value $.0001 per share. The number of shares of this series of Convertible Preferred Stock shall be one (1) share. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

          1. Dividend Provisions. The Corporation is not required to pay any dividends on the Series C Convertible Preferred Stock.

          2.     Liquidation Preference.

                 (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of Series C Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stock holders, before any payment or distribution shall be made on the Common Stock, 100% of the issued and outstanding shares of the Common Stock of OVH, Inc., a Nevada corporation.

                 (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale or any other corporate reorganization, in which shareholders of the corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets, or reorganization shall not be treated as a liquidation, dissolution or winding up.

          3. Conversion. The share of Series C Convertible Preferred Stock may be converted into either (i) 400,000 shares of the Corporation's Common Stock and warrants to purchase 400,000 shares of the Corporation's Common Stock at an exercise price of $2.50 per share or (ii) 100% of the issued and outstanding shares of common stock of OVH, Inc., a Nevada corporation, on the following terms and conditions (the "Conversion Rights"):

                 (a) Option to Convert. During the period commencing September 6, 2002 and ending September 6, 2004, the holder of the Series C Convertible Preferred Stock shall have the right to convert his share into the Corporation's Common Stock and warrants or the common stock of OVH, Inc. at any time upon notice to the Corporation on the terms and conditions set forth herein.

                 (b) Mechanics of Conversion. Upon the election of the holder of the Series C Convertible Preferred Stock to convert shares of such Preferred Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, either by overnight courier or 2-day courier, to the Corporation, and shall give written notice to the Corporation that the holder elects to covert the same into the Corporation's Common Stock and warrants or the common stock of OVH, Inc., and send the notice by facsimile to the Corporation; provided, however, that the Corporation shall not be obligated to issue the securities issuable upon such conversion unless certificates evidencing such share of Series C Preferred are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

               The Corporation shall use its best efforts to issue and deliver within three (3) business days after delivery to the Corporation of such Series C Preferred certificate, or after such agreement and indemnification, to such holder of Series C Preferred at the address of the holder on the stock books of the Corporation, the certificates for the securities to which the holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be date on which such notice of conversion is faxed to the Corporation, provided the original certificate representing the share of Series C Preferred to be converted is received by the Corporation within three (3) business days thereafter, and the person and persons entitled to receive the shares of the Corporation's Common Stock and warrants or the shares of the common stock of OVH, Inc. issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the common stock on the Date of Conversion. If the original certificates representing the shares of Series C Preferred to be converted are not so received by the Corporation within such three (3) business day period, the notice of conversion shall become null and void.

               (c) Conversion Ratio. The share of Series C Convertible Preferred Stock may be converted into either (i) 400,000 restricted shares of the Corporation's Common Stock and warrants to purchase 400,000 restricted shares of Common Stock at an exercise price of $2.50 per share or (ii) 100% of the issued and outstanding shares of common stock of OVH, Inc., a Nevada corporation.

               The warrants will expire one year from the date a registration statement registering the resale of the shares of common stock issuable upon exercise of the warrant is declared effective by the Securities and Exchange Commission. In the event that the Corporation is unable to register the resale of such shares, the warrants will expire three years from the date of issuance.

               (d) Adjustment of Conversion Rate. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a subdivision of the outstanding Common Stock and not effect a corresponding subdivision of the Series C Convertible Preferred Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock shall be proportionately increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

               (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Convertible Preferred Stock against impairment.

               (f) Reservations of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Convertible Preferred Stock, such number of its shares of Common Stock as shall time to time be sufficient to effect the conversion of all outstanding shares of Series C Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series C Convertible Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          4. Status of Converted or Reacquired Stock. In case the share of Series C Convertible Preferred Stock shall be converted pursuant to Section 3 hereof, the share so converted shall be retired and cancelled and shall be restored to the status of an authorized but unissued share of preferred stock of the Corporation, without designation as to series, and may thereafter be issued.

          5. Redemption Provisions. The share of Series C Convertible Preferred Stock is redeemable as follows:

                 (a) Redemption at Option of Corporation. Commencing six months after the date on which the share of Series C Convertible Preferred Stock is issued, the Corporation may redeem the share at the price described in subparagraph (b) below upon 15 days prior written notice.

                 (b) Redemption price. Payment of the redemption price shall be made by transferring to the holder 100% of the issued and outstanding shares of the Common Stock of OVH, Inc., a Nevada corporation.

                 (c) Notice of Redemption. Notice to the holder of the share of Series C Convertible Preferred Stock to be redeemed shall be given not earlier that 30 days nor later than 15 days before the date fixed for redemption. The notice of redemption shall specify the date fixed for redemption and the redemption price at which the share of Series C Convertible Preferred Stock is to be redeemed, and shall specify where payment of the redemption price is to be made upon surrender of such share, and that the conversion rights of such share shall cease and terminate at the close of business on the date fixed for redemption.

          6. Voting Rights. The share of Series C Convertible Preferred Stock shall not be entitled to any voting rights.

          7. Preferences Generally. The Corporation shall not authorize or issue any securities having any rights or preferences senior or preferential to those of the Series C Convertible Preferred Stock without the written consent of the holders of the Series C Convertible Preferred Stock in addition to any other vote required by law.

          8. Notices. Any notice required to be given to holders of shares of Series C Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the corporation, or upon personal delivery of the aforementioned address.

     THIRD:   This Amended Certificate of Designation was authorized by the vote of the Board of Directors on September 13, 2002.

     FOURTH: The Amended Certificate of Designation effected herein was duly adopted in accordance with the applicable provisions of NRS 78.385.

     IN WITNESS WHEREOF, Odyssey Marine Exploration, Inc. has caused this Certificate of Designation to be signed and acknowledged by its President and Secretary this 17th day of September 2002.

ATTEST:                         ODYSSEY MARINE EXPLORATION, INC.



/s/ Dave Morris                 By:/s/ John C. Morris
Dave Morris, Secretary             John C. Morris, President



STATE OF COLORADO     )
                      ) ss.
COUNTY OF DENVER      )

     I, Virginia M. Manes, a Notary Public, hereby certify that on the 17th day of September 2002, personally appeared before me, John C. Morris and David
A. Morris, President and Secretary, respectively, of Odyssey Marine Exploration, Inc., who being by me first duly sworn, declared that they signed the foregoing document and that they are above the age of eighteen years and that the statements contained therein are true and correct to the best of their knowledge and belief.

     IN WITNESS WHEREOF, I have hereunder set my hand and official seal.


                              /s/ Virginia M. Manes
                              Notary Public

[  S E A L ]                  My commission expires: April 21, 2006